UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Cracker Barrel Old Country Store, Inc.

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On October 27, 2025, Cracker Barrel Old Country Store, Inc. (the “Company”) mailed the following letter to one of its shareholders. The letter was also posted by the Company to its proxy solicitation campaign website at www.crackerbarrelshareholders.com (the “Campaign Website”).

October 27, 2025

VIA ELECTRONIC MAIL (governance@sbafla.com)

Mr. Chris Spencer

Executive Director

State Board of Administration of Florida

1801 Hermitage Boulevard.

Suite 100

Tallahassee, FL 32308

Re: Cracker Barrel Old Country Store, Inc.

Dear Mr. Spencer:

On behalf of our Board of Directors, I am responding to your correspondence dated August 29, 2025, along with your letter to shareholders filed with the Securities and Exchange Commission on October 3, 2025. We appreciate your investment in Cracker Barrel as well as your engagement on these important issues, and we would be grateful if you would be willing to schedule a call to discuss them.

As you are likely aware, Cracker Barrel’s presence in Florida is significant: We own and operate 60 stores throughout the state, where we proudly employ over 6,500 people and welcome in more than 17 million Floridians and travelers each year, providing them with genuine country hospitality and delicious home-style food and nostalgic retail products. We have an important and longstanding relationship with the state and care deeply about how Florida feels about our company.

Before addressing the specific questions you asked, we thought it would be beneficial to provide background regarding several key topics, including the Company’s strategic plan, our Board’s engagement, and our intentions regarding the logo change and store remodel tests that generated widespread public attention and prompted your letter.

Mr. Chris Spencer
October 27, 2025

Strategic Plan and Board Engagement

All the directors on the Cracker Barrel Board are highly engaged, and we actively oversee the strategic direction of the Company, capital allocation, and management. The Board was directly involved in the formulation and refinement of our strategic plan that we announced in May 2024, and we continue to work closely with management in the ongoing execution of the plan.

Cracker Barrel, like many companies in the full-service restaurant industry, has faced significant challenges over the past fifteen years, particularly coming out of the pandemic. The way people eat, the way they travel, the rise of fast-casual concepts and third-party delivery services, wage inflation, technology changes, and culinary evolution have resulted in the erosion of traffic and an increase in costs. In evaluating these dynamics, our Board saw the need for change and, in 2023, deliberately recruited a new CEO to lead the charge on a strategic plan to grow sales and profitability and deliver enhanced shareholder value.

The Board then oversaw a deep, data-driven review of the Company’s positioning in the restaurant industry and the opportunities to improve it, and we participated directly in the formulation of the multi-pronged strategic plan that was put in place in response to the findings from our extensive market study. The Company’s plan was built around five key pillars, of which brand refinement was only one, and these pillars were underpinned by over twenty key initiatives, of which our logo change and store remodel tests were only two. The Board was fully apprised, aware, and unanimously in agreement with all of these pillars and initiatives. In fact, the Board appointed a sub-committee of experienced directors to work with and oversee management and our outside advisers on key aspects of the plan and has met regularly to review and measure our progress against the plan’s objectives.

Cracker Barrel’s 2025 fiscal year (which ended August 1, 2025) saw the “green shoots” that developed in fiscal 2024 continue to thrive, as the Company delivered five consecutive quarters of same store sales growth and full fiscal year earnings at the high end of our guidance range. We also delivered our first positive EBITDA growth since the pandemic.

Driving this financial performance were a number of successful initiatives that the Company delivered pursuant to the plan, including the following:

•	launched new marketing campaigns and brand partnerships such as NASCAR and Hallmark;

•	made improvements in key operating and guest metrics including seat-to-eat and seat-to-pre-check times;

•	enhanced the menu and implemented a strategic pricing optimization initiative, which improved our sales and profits;

Mr. Chris Spencer
October 27, 2025

•	substantially improved off-premise sales and catering; and

•	increased the Cracker Barrel Rewards loyalty program by 3.4 million members to 9.0+ million members.

In short, the strategic plan was working, and we were pleased with the initial results from these initiatives.

As management rolled out and executed the strategic plan, it was the subject of significant discussion with the investment community, and we believe it was well understood by investors and analysts. Following the initial announcement in May 2024 in which the Company’s management had first outlined details of the plan, the Company reported each quarter about the execution of key initiatives and the progress being made, with additional communications at investment conferences and as part of ongoing shareholder engagement.

Logo and Remodels

With regard to the Company’s logo change and store remodel tests that garnered such widespread attention shortly after fiscal 2025 concluded, the Board and management listened carefully to our guests when they told us that we mis-stepped. In response to this feedback, we quickly reverted to our “Old Timer” logo and paused the test remodels. While we are in a consumer-facing business and recognize that for us “perception is reality”, we note that each of these initiatives were intended to be more limited in scope than they were perceived or portrayed in social and traditional media.

With regard to the new logo, our plan included using it in certain applications like our menus and on billboards and digital platforms where a simpler design would be easier to read. (Beginning in 2015, and particularly over the last six years, the Company had used our “word only” logo – the script words “Cracker Barrel” in the gold bean without the Old Timer– on most billboards and on digital platforms, and we attach a copy for your reference.) As the Company said in its initial public statements, we never intended to remove the “Old Timer” from all applications.

With regard to store remodels, we promised our investors when we launched the strategic plan that we would not deploy meaningful levels of capital on remodels unless and until we were confident that they would generate positive returns over an established hurdle rate. We then began a series of remodel tests, trying out different combinations of various elements (paint, seating, lighting, retail fixtures, décor changes, bathroom upgrades, etc.) to see what guests liked best to help us identify the elements that would drive traffic and generate acceptable returns. As part of this testing, we implemented remodel packages in 62 of our 650 stores, less than 10% of our fleet. Of the total number of stores in the remodel test, approximately half were very light “refreshes” and only four stores were remodeled in the more “modern” style that received negative coverage online and in the media.

Mr. Chris Spencer
October 27, 2025

Although the Board and management team understood that there could be different views regarding the new logo and the more “modern” store design and were prepared to address them, the public reaction went well beyond what could reasonably have been anticipated. There were inaccurate assertions made about the Company’s management and Board, as well as our intentions behind the logo and remodels, and these assertions were amplified (in some cases artificially) on social media channels and by multiple national media outlets in extraordinary ways until many of the claims bore no resemblance to our actual plans or actions. Addressing these false narratives remains one of the Company’s biggest short-term challenges.

With this background to provide additional context, below we address the specific questions you raised.

1.	Cost of Rebranding/Remodels. The Company’s brand refinement efforts, a small part of which was the logo redesign, were part of our general marketing budget and reported on throughout fiscal 2025 in the marketing expense line item of our income statement. The Company’s marketing expenses include everything from advertising to in-store collateral, and they are in line with the marketing expenses of our competitive set. We have not broken out the logo costs separately, but they were not material.

With regard to our test remodel program, the Company has publicly disclosed that only $23 million of our overall capital investment was directed toward the 62 remodels completed over the course of the last two fiscal years, in keeping with our “test and learn” commitment to shareholders referenced above.

2.	Motivations. Our logo change and remodel tests were not motivated by any ideological or non-pecuniary considerations whatsoever. Rather, they were implemented because of our Board’s and management’s desire to improve the business and adapt to the evolving environment that we and other casual dining restaurants have faced in the post-pandemic era.

3.	Cost to Revert. We have not comprehensively calculated the cost to revert to the “Old Timer” logo, but they are not material. Only the four more “modern” test remodels referenced above had to be retrofitted with signage, and we have worked with vendor partners and taken other steps to mitigate costs associated with collateral materials (paper supplies such as napkins and bags, retail products, billboard copy, etc.) that had the new logo.

4.	Risk Disclosure. The Company expressly addressed the risks associated with our strategic plan in our public SEC filings and, by reference, our quarterly earnings presentations. For example, in our FY2024 Annual Report on Form 10-K filed with SEC on September 27, 2024, we called out specific risks associated with our strategic plan in Part I—Item 1A—“Risk Factors”, and, although we did not anticipate, and even in hindsight believe we reasonably could not have anticipated, the level of reaction on social media with respect to the logo change and remodels specifically, we also identified the risks associated with social media attacks more generally in our “Risk Factors” disclosure in the 2024 Form 10-K and other filings. Finally, we identified these and other risks more broadly in our forward-looking statements disclosure in the 2024 Form 10-K as well as in our earnings releases and other filings with the SEC since the announcement of the strategic plan in May 2024.

Again, we appreciate your engagement on these issues, and we would like to schedule time to discuss these topics, and any other concerns you may have, to enable you to reconsider voting for all of our directors at the upcoming Annual Meeting.

Sincerely,

/s/ Carl Berquist
Carl Berquist
Chairman of the Board

Cracker Barrel’s 2015 “Word Only” Logo

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Forward-Looking Statements

Except for specific historical information, certain of the matters discussed in this filing may express or imply projections of items such as revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These and similar statements regarding events or results that Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) expects will or may occur in the future are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual results and performance of the Company to differ materially from those expressed or implied by such forward-looking statements. All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these risks, uncertainties and other factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "trends," "assumptions," "target," "guidance," "outlook," "opportunity," "future," "plans," "goals," "objectives," "expectations," "near-term," "long-term," "projection," "may," "will," "would," "could," "expect," "intend," "estimate," "anticipate," "believe," "potential," "regular," "should," "projects," "forecasts," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology.

The Company believes the assumptions underlying any forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in or implied by the forward-looking statements. In addition to the risks of ordinary business operations, factors and risks that may result in actual results differing from this forward-looking information include, but are not limited to risks and uncertainties associated with inflationary conditions with respect to the price of commodities, ingredients, transportation, distribution and labor; disruptions to the Company’s restaurant or retail supply chain; effects of changes in international, national, regional and local economic and market conditions (such as the imposition of trade barriers or other changes in trade policy) on the Company’s business; the Company’s ability to manage retail inventory and merchandise mix; the Company’s ability to sustain, or the effects of plans intended to improve, operational or marketing execution and performance, including the Company’s multi-year strategic plan; the effects of increased competition at the Company’s locations on sales and on labor recruiting, cost, and retention; consumer behavior based on negative publicity or changes in consumer health or dietary trends or safety aspects of the Company’s food or products or those of the restaurant industry in general, including concerns about outbreaks of infectious disease; the effects of the Company’s indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue the Company’s operating plans and objectives; changes in interest rates, increases in borrowed capital or capital market conditions affecting the Company’s financing costs and ability to refinance the Company’s indebtedness, in whole or in part; the Company’s reliance on a single distribution facility and certain significant vendors, particularly for foreign-sourced retail products; information technology disruptions and data privacy and information security breaches, whether as a result of infrastructure failures, employee or vendor errors, or actions of third parties; the Company’s compliance with privacy and data protection laws; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, health and safety, animal welfare, pensions, insurance or other undeterminable areas; the actual results of pending, future or threatened litigation or governmental investigations; the Company’s ability to manage the impact of negative social media attention and the costs and effects of negative publicity; the impact of activist shareholders; the Company’s ability to achieve aspirations, goals and projections related to its environmental, social and governance initiatives; the Company’s ability to enter successfully into new geographic markets that may be less familiar to it; changes in land, building materials and construction costs; the availability and cost of suitable sites for restaurant development and the Company’s ability to identify those sites; the Company’s ability to retain key personnel; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; uncertain performance of acquired businesses, strategic investments and other initiatives that the Company may pursue from time to time; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; general or regional economic weakness, business and societal conditions and the weather impact on sales and customer travel; discretionary income or personal expenditure activity of the Company’s customers; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”), and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), press releases, and other communications. Any forward-looking statement made by the Company herein, or elsewhere, speaks only as of the date on which made. The Company expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Important Additional Information and Where to Find It

On October 7, 2025, Cracker Barrel filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and an accompanying WHITE proxy card in connection with the solicitation of proxies for the 2025 Annual Meeting of Cracker Barrel shareholders (the “Annual Meeting”). INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of these documents and other documents filed with the SEC by Cracker Barrel for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Cracker Barrel’s corporate website at www.crackerbarrel.com.

Participants

Cracker Barrel, its directors and its executive officers will be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Cracker Barrel’s directors and executive officers and certain other individuals and their respective interests in Cracker Barrel by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in Cracker Barrel's securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Forms 4 or Annual Statement of Changes in Beneficial Ownership of Securities on Forms 5 filed with the SEC. Copies of these documents are or will be available at no charge and may be obtained as described in the preceding paragraph.